Exhibit 99.1

KULR Becomes Official Thermal Management and Battery Safety Provider for Andretti United Extreme E

SAN DIEGO / GLOBENEWSWIRE / March 29, 2021 / KULR Technology Group Inc. (OTCQB: KULR) (the "Company" or "KULR"), today announces it will be the official thermal management and battery safety provider to Andretti United Extreme E ahead of the inaugural all-electric SUV Off-Road Racing Series Extreme E, which gets underway from 2-4 April 2021, with round-one in Saudi Arabia. As part of the collaboration, Andretti United Extreme E will draw upon KULR's technical expertise building lightweight, high-performance thermal management solutions for space exploration -- including the NICER instrument on the International Space Station, the Mercury Messenger and the SHERLOC instrument on the Mars Rover.

This news follows on last week’s announcement that KULR has become an official thermal management and battery safety technical partner for Andretti Technologies (ATEC) – the advanced technology arm of Andretti Autosport, founded by Michael Andretti. Andretti is also co-owner of Andretti United Extreme E alongside Zak Brown and Richard Dean.Andretti United Extreme E’s commitment to sustainability and to the all-electric racing series was a key factor in working with KULR. Extreme E, a worldwide EV racing tour, is a signatory of the United Nations’ Sports for Climate Action Framework. The initiative, led by the UN’s Framework Convention on Climate Change (UNFCCC), was born out of the 2015 Paris Agreement and calls on sporting organizations to acknowledge the contribution of the sports sector to climate change and their responsibility to strive towards climate neutrality for a safer planet. With 30 percent of the planet’s CO2 emissions coming from transportation, KULR's goal is to not only develop both high performance and high safety-rated batteries, but to also create fully sustainable battery architectures designed for reuse and recyclability thus ensuring a more sustainable society for everyone.

“Excitement stemming from the inaugural racing season and the importance of our underlying thermal solutions makes Andretti United Extreme E ideal for KULR in terms of sharing a similar ethos," said Keith Cochran, President and COO of KULR. “I'm excited for the upcoming racing season and the collaboration ahead.”

KULR’s technology was designed with NASA for regulating extreme temperatures of sensitive components in space and was used by the Mars Perseverance Rover mission that just landed on the Red Planet last month.

“We’re excited to work with the KULR team not simply for the technical expertise but also for the shared vision in terms of sustainable energy solutions” says Roger Griffiths, Team Principal at Andretti United Extreme E. “We anticipate a substantial exchange of technical knowledge as we work with KULR for the inaugural racing season.”

To keep up-to-date on the joint collaboration with Andretti United Extreme E, please follow KULR Technology on Facebook, Instagram, Twitter, LinkedIn, or TikTok.

About KULR Technology Group Inc.

KULR Technology Group Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

About Andretti United Extreme E:

Andretti United Extreme E brings together two powerhouses in the world of motorsport: U.S-based Andretti Autosport and England’s United Autosports. Between them they boast some of the biggest names in racing including McLaren CEO Zak Brown and former racing driver Richard Dean on the United side plus racing legend Michael Andretti. With a great history which includes IndyCar, Formula E, GT 4 America, British GT, the European and Asian Le Mans series and the 24 Hours of Le Mans, this team knows racing inside out. For more information, please visit www.andrettiunitedexe.com and you can follow the team on social media via @andrettiunitedxe

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

KULR Technology Group Inc.

Main: (888) 367-5559

IR@KULRTechnology.com